MP63 FUND

Moneypaper Advisor, Inc.

CODE OF ETHICS

April 22, 2020

1.

Statement of General Principles

This Code of Ethics (the "Code") expresses the policy and procedures of the MP 63 Fund (the "Fund"), is applicable to the contracted investment advisor to the Fund, its affiliates and subsidiaries, and covers policies and stipulations as pertinent to activities undertaken by Moneypaper Advisor, Inc. (the "Advisor"), and is enforced to ensure that no one is taking advantage of his or her position, or even giving the appearance of placing his or her own interests above those of the Fund.

Investment company personnel, and by applicability all of the personnel of the Advisor, must at all levels act as fiduciaries, and as such must place the interests of the shareholders of the Fund before their own, at all times.

This Code is adopted pursuant to Rule l7j-1 (the "Rule") of the Investment Company Act of 1940 (the "1940 Act"), included as Appendix A attached hereto, which makes it unlawful for any affiliated person of the Fund, or any affiliated person of the Advisor, in connection with the purchase or sale, directly or indirectly, byte person of a security held or to be 'acquired (as defined below) by the Fund:

(i) to employ any device, scheme or artifice to defraud the Fund;

(ii) to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund,

in light of the circumstances under which they are made, not misleading;

 (iii) to engage in, any act, practice or course of business that operates or would operate as a fraud or deceit oil. the Fund; or

(iv) to engage in any manipulative practice with respect to the Fund.

In compliance with paragraph (c)(I) of the Rule, this Code was originally adopted and approved by the Board of Directors of the Fund on September 3, 2004, including by a majority of the Directors who are not "interested persons", for the purpose of implementing policies and procedures reasonably necessary to prevent Access Persons (as defined below) of the Fund or the Advisor from engaging in conduct prohibited by the Rule. This version of the Code of Ethics of the Fund has been adopted and approved as of April 22, 2020.

We ask that all personnel follow not only the letter of this Code but also abide by the spirit of this Code and the principles articulated herein.

2. Definitions

“Access Person" means (i) any trustee, director, officer, general partner or Advisory Person (as defined below) of the Fund or the Advisor, or (ii) any trustee, director, officer or general partner of a, principal underwriter of the Fund who, in the ordinary course of his or her business; makes, participates in or obtains information regarding the purchase or sale of Covered Securities (as defined below) by the Fund for which the principal underwriter so acts or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities or (iii)

notwithstanding the provisions of clause (i) above with respect to the Advisor, where the Advisor is primarily engaged in a business or businesses other than advising registered investment companies or other Advisory clients, any director, officer or Advisory Person of the Advisor who, with respect to the Fund, makes any recommendation or participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to the Fund or who, in connection with his or her duties, obtains any information concerning Covered Securities recommendations being made by the Advisor.

"Advisory Person" means

(i) any employee of the Fund or the Advisor (or of any company in a control relationship to the Fund or the Advisor), who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund or whose functions relate to any recommendations with respect to such purchases or sales and any natural person in a control relationship with the Fund or the Advisor who obtains information regarding the purchase or sale of Covered Securities;

(ii) any natural person who controls the Fund or the Advisor and who obtains information (other than publicly available information) concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities.

"Access Persons" and "Advisory Persons" shall not include any individual who is required to and does file quarterly reports with any administrator or the principal underwriter of the Fund substantially in conformity with Rule 17j-l of the 1940 Act or Rule 204-2 of the Investment Advisors Act of 1940, provided however, that the Chief Compliance Officer or president of any administrator or principal underwriter shall (i) file an annual certification with the Directors stating that such entity has adopted or approved the continuation of its code of ethics, substantially in the form that was provided to the Directors; and (ii) notify the Chief Compliance Officer (as defined below) of any violation of such entity's code of ethics upon actual knowledge by such compliance officer that a violation had occurred. The Chief Compliance Officer shall report any such violations to the Directors in accordance with the provisions of this Code as if the report of the violation(s) had been made tinder this Code.

`"Affiliated Persons" or "Affiliate" means

(i) any employee or Access Person, and any member of the immediate family (defined as spouse, child mother, father, brother, sister-in-law or any other relative) of any such person who lives in the same household as such person or who is financially dependent upon such person;

(ii) any account for which any of the persons described in D(i) hereof is a custodian, director, trustee or otherwise acting in a fiduciary capacity, or with respect to which an such person either has the authority to make investment decisions or from time to time gives investment advice;

(iii) any partnership, corporation, joint venture, trust or other entity in which any employee of the Fund or Access Person of the Fund directly or indirectly, in the aggregate, has a 10% or more beneficial interest or for which any such person is a general partner or an executive officer.

A security is "being considered for purchase or sale" or is "being purchased or sold" when a recommendation to purchase or sell the security has been made and communicated to the Trading Desk, which includes when the Fund has a pending "buy" or "sell" order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

The term "beneficial ownership" shall be defined in and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership or a Covered Security regardless of the identity of the registered owner. This would include:

(i) Covered Securities which a person holds for his or her own benefit either in bearer form, registered in his or her name or otherwise, regardless of whether the securities are owned individually or jointly;

(ii) Covered Securities held in the name of a member of his or her immediate family (spouse or minor child) sharing the same household;

(iii) Covered Securities held by a trustee, executor, administrator, custodian or broker;

(iv) Covered Securities owned by a general partnership of which the person is a member or a limited partnership or which such person is a general partner;

(v) Covered Securities held by a corporation (other than with respect to treasury shares of the corporation) of which such person is an officer, director, trustee or 10% stockholder or by a corporation which can be regarded as a personal holding company of a person:

(vi) Covered Securities recently purchased by a person and awaiting transfer into his or her name;

(vii) Covered Securities held by any other person it: by reason of contract, understanding, relationship, agreement or other arrangement, such person obtains therefrom benefits substantially equivalent to those of ownership or which; and

(viii) Covered Securities held by such person's spouse or minor children or any other person, it: even though such person does not obtain therefrom the above-mentioned benefits of ownership, such person can vest or revest title in himself or herself at once or at some future time.

A beneficial owner of a security also includes any person who directly or indirectly, through contract, agreement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security. Voting power includes the power to vote, or includes the power to dispose, or to direct disposition of such security.

"Control" shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

''Covered Security" means a security as defined in section 2(a)(36) of ~he 1940 Act, and shall include any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit of a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into in a national securities exchange relating to a foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or  interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except, however, that it shall not include:

(i) Direct obligations of the Government of the United States;

(ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and

(iii) Shares issued by open-end funds.

"Disinterested Director" of the Fund shall mean a director thereof who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

"Initial Public Offering" ("IPO") means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration.

was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities

Exchange Act of 1934. ·

"Investment Personnel" means:

(i) any employee of the Fund or the Advisor (or of any company in a control relationship to the Fund or Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale or securities by the Fund.

(ii) any natural person who controls the Fund or the Advisor and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

"Chief Compliance Officer" means Leonard Barenboim or his successor appointed by the Board of Directors.

"Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

"Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

"Security held or to be acquired" means:

(i) any Covered Security which, within the most recent 15 days:

(A) is or has been held by the Fund; or

(B) is being or has been considered by the Fund or the Advisor for purchase by the Fund; and

(ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (i) of this definition.

The term "security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and shall include any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit of a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into in a national securities exchange relating to a foreign currency, or, in· general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

3. Prohibited Transactions

The prohibitions described below will only apply to a transaction in a Covered Security in which the designated person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

A. Blackout Trading Periods- Access Persons

No Access Person or Affiliate shall purchase or sell, directly or indirectly, any Covered Security in which he has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which at the time of such purchase or sale is being considered for purchase or sale by the Fund or is being purchased or sold by the Fund before the expiration of five business days during which the Fund is considering the purchase or sale or has a pending buy or sell order that same Covered Security until that order is executed or withdrawn. Any profits realized on trades within the proscribed periods are required to be disgorged to the Fund. A pending buy or sell order exists when a decision to purchase or sell a Covered Security has been made and communicated to the Chief Compliance Officer.

B. Blackout Trading Periods- Investment Personnel

No Investment Personnel or Affiliate shall engage in a purchase or sale, directly or indirectly, of a Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven (7) calendar days before and after the Fund trades in that Covered Security. Any profits realized on trades within the proscribed periods are required to be disgorged to the Fund.

C. Ban on Short-Term Trading Profits

No Access Person or Affiliate may profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities within 60 calendar days if such Covered Securities are held by the Fund. Any profits realized on such short-term trades are required to be disgorged to the Fund. The Chief Compliance Officer may permit exceptions to this prohibition in writing on a case by case basis when no abuse is involved, and the circumstances of the subject trade supports an exemption.

D. Ban on Securities Purchases of an Initial Public Of1ering

Investment Personnel may not acquire, directly or indirectly, any beneficial ownership in any securities in an initial public offering without prior approval in writing from the Chief Compliance Officer or other person designated by the Board of Directors. Furthermore, should written consent of the Fund be given, Access Persons are required to disclose such investment when participating in the Fund's subsequent consideration of an investment in such issuer. In such circumstances, the Fund's decision to purchase securities of the issuer should be subject to an independent review by Investment Personnel of the Fund with no personal interest in the issuer.

E. Securities Offered in a Limited Offering

Investment Personnel may not acquire, directly or indirectly, any beneficial ownership in any securities in a limited offering without the prior written consent of the Fund's Chief Compliance Officer. Furthermore, should written consent of the Fund be given, Investment Personnel are required to disclose such investment when participating in the Fund's subsequent consideration of an investment in such issuer. In such circumstances, the Fund's decision to purchase securities of the issuer should be subject to an independent review by Investment Personnel or the Fund with no personal interest in the issuer.

4. Exempted Transactions

A. Subject to compliance with preclearance procedures in accordance with Section 5 below, the prohibitions of Sections 3A, 3B and 3C of this Code shall not apply to:

(i) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact int1uence or control such transactions;

(ii) Purchases or sales of securities which are not eligible for purchase or sale by the Fund;

(iii) Purchases or sales which are nonvolitional on the part of either the Access Person or the Fund.

(iv) Purchases which are part of an automatic dividend reinvestment plan;

(v) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(vi) Any, equity securities transaction, or series of related transactions, involving $10,000 shares or less in the aggregate, if (i) the Access Person has no prior knowledge of transactions in such security by the Fund and (ii) if the issuer has a market capitalization

(outstanding shares multiplied by the current price per share) greater than $1 billion;

(vii) Any fixed income securities transaction involving $ l0,000 principal amount or less, if the Access Person has no prior knowledge of transactions in such securities by the Fund;

(viii) All other transactions contemplated by Access Persons of the Fund which receive the prior approval of the Chief Compliance Officer in accordance with the preclearance procedures described in Section 5 below. Purchases or sales of specific securities may receive the prior approval of the Chief Compliance Officer because the Chief Compliance Officer has determined that no abuse is involved and that such purchases and sales would be very unlikely to have any economic impac1 on the Fund or on the Fund's ability to purchase or sell such securities.

(ix) Purchases and sales of securities involving 500 or fewer shares of a covered security in an isolated transaction if the issuer has a market capitalization greater than $1 billion.

B. Notwithstanding Section 4A(ix), the prohibition in Section 3A shall not apply to Disinterested Directors. a Disinterested Director, at the time of a transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Director of the Fund, should have known that the Fund had a pending buy or sell order in that same security, which order had not yet been executed or withdrawn.

C. A transaction by Access Persons (other than Investment Personnel) inadvertently effected during the period proscribed in Section 3A will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 5 and without prior knowledge of any Fund trading.

D. Notwithstanding Section 4A(ix), the prohibition in Section 3C shall not apply to profits earned from transactions in securities which securities are not the same (or equivalent) to those owned, shorted or in any way traded by the Fund during the 60- Day period; provided, however, that if the Chief Compliance Officer determines that a review of the Access Person's reported personal securities transactions indicates an abusive pattern of short-term trading, the Chief Compliance Officer may prohibit such Access Person from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days whether or not such security is the same (or equivalent) to that owned, shorted or in any ·way traded by the Fund.

5. Preclearance

All Access Persons must pre-clear with and receive prior approval from the Chief Compliance Officer before purchasing or selling more than 5,000 shares of any Covered Security. Such requests shall be made by submission of a "Personal Investment Request Form," as shown in Appendix B. All approved orders must be executed by the end of the month that the preclearance is granted. If any order is not timely executed, a request for pre-clearance must be resubmitted. Disinterested Directors need not pre-clear their personal investments in Covered

Securities unless a Disinterested Director knows, or in the course of fulfilling his or her official duties as a Disinterested Director should know, that, within the most recent 15 days, the Fund has purchased or sold, or considered for purchase or sale, such Covered Security or is proposing to purchase or sell, directly or indirectly, and Covered Security which the Disinterested Director has; or by reason of such transaction would acquire, any direct or indirect beneficial ownership.

6. Reporting

A.

(1). No later than 10 days after becoming an Access Person of the Fund or the Advisor, and thereafter on an annual basis as of December 31 of each year, Access Persons (other than Disinterested Directors) will disclose:

(i) the title, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership at the time such person became an Access Person;

(ii) the name of any broker-dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(iii) the date that such report is submitted by the Access Person.

(2) On an annual basis Access Persons (other than Disinterested Directors) will be sent a copy of the Fund's statement of such Access Person's personal securities accounts to verify its accuracy and make any necessary additions or deletions. The report submitted to the Chief Compliance Officer may contain a statement that the report shall not be construed as an admission by the Access Person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

B. (1). All Access Persons (other than Disinterested Directors) shall report to the Chief Compliance Officer no later than 10 days after the end of each calendar quarter (including those calendar quarters in which no securities transactions were effected) with respect to (A) any transaction during the quarter in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or beneficial ownership in the Covered Security:

(i) the date of the transaction, title, interest rate and maturity rate (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(ii) the nature of the transaction (i.e. purchase, sale, or any other type of acquisition or disposition);

(iii) the price of the Covered Security at which the transaction was effected;

(iv) the nature of the broker, dealer or bank with or through which the transaction was effected; and

(v) the date that the report is submitted by the Access Person;

and (B) with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i) the name of each broker, dealer or bank with whom the

Access Person established the account;

(ii) the date the account was established; and

(iii) the date that the report is submitted by the Access Person,

provided however, that an Access Person shall not be required to make a report under Sections 6A or 6B hereof with respect to any transaction effected for any account over which such Access Person has no direct control or indirect influence or control.

Whenever an Access Person recommends that the Fund purchase or sell a Covered Security, he or she shall disclose whether he or she presently owns such security, or whether he or she is considering its purchase or sale.

D. All Disinterested Directors shall report to the Fund's Chief Compliance Officer, no later than 10 days after the end of the calendar. quarter in which the transaction to which the report relates was effected, the information required in Sections 6A and 6B hereof with respect to any transaction involving a Covered Security in which such Disinterested Director has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in such Covered Security and that such Disinterested Director knew, or in the course of fulfilling his or her official duties as a Director should have known, during the 15-day period immediately preceding or after the date of the transaction by the Disinterested Director, to have been purchased or sold by the Fund or considered for purchase or sale by the Fund. With respect to those transactions executed through a broker, a Disinterested Director of the Fund may fulfill this requirement by directing the broker(s) to transmit to the Chief Compliance Officer a duplicate of broker trade confirmations of such transactions, and copies of the statements of such brokerage accounts, whether existing currently or to be established in the future if all the information required under Sections 6A and 6B is contained within such broker trade confirmations and statements of accounts. The transaction reports and/or duplicates should be addressed "Personal and Confidential." Transactions effected for any account over which a Disinterested Director does not have any direct or indirect influence or control, or which is managed on a discretionary basis by a person other than the Disinterested Director and with respect to which such Disinterested Director does not in fact int1uence or control such transactions, need not be reported. Further, transactions in securities which are not eligible for purchase or sale by the Fund of which such person is a Disinterested Director need not be reported.

E. All personal matters discussed with the Chief Compliance Officer and all confirmations, account statements and personal investment reports shall be kept in confidence but will be available for inspection by the Boards of Directors of the Fund and the Advisor for which such person is an Access Person, and by the appropriate regulatory agencies.

F. All reports submitted to the Chief Compliance Officer pursuant to this Section 6 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

7.

Annual Certification

On an annual basis, Access Persons will be sent a copy of this Code for their review. Access Persons will be asked to certify that they have read and understand this Code and recognize that they are subject hereto. Access Persons will be further asked to certify annually that they have complied with the requirements of this Code and that they have disclosed 'or reported all personal securities transactions required to be disclosed or reported pursuant to this Code.

8.

Confidential Status of the Fund's Portfolio

The current portfolio positions of the Fund managed, advised and/or administered by the Advisor and current portfolio transactions, programs and analyses must be kept confidential.

If nonpublic information regarding the Fund's portfolio should become known to any Access Person, whether in the line of duty or otherwise, he or she should not reveal it to anyone unless it is properly part of his or her work to do so.

If anyone is asked about the Fund’s portfolio or whether a security has been sold or bought, his or her reply should be that this is an improper question and that this answer does not mean that the Fund has bought, sold or retained the particular security. Reference, however, may, of course, be made to the latest published report on the Fund's portfolio.

9.

Nonpublic Material Information

From time to time the Advisor has circulated and discussed with Access Persons the latest administrative and judicial decisions regarding the absolute prohibition against the use of nonpublic material information, also known as "inside information." In view of the many forms in which the subject can arise, the Advisor must reiterate that a careful and conservative approach must prevail and no action should be taken where "inside information" may be involved without a thorough review by the Chief Compliance Officer.

Material inside information is any information about a company or the market for the company's securities which has come directly or indirectly from the company and which has not been disclosed generally to the marketplace, the dissemination of which is likely to affect the market price of any of the company's securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities.

Information should be· presumed "material" if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale or substantial assets, etc.

"Inside information" is information that has not been publicly disclosed. Information received about a company under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company (or its insiders) should be deemed to be inside information.

Whenever an Access Person receives material information about a company which he or she knows or has reason to believe is directly or indirectly attributable to such company (or its insiders), the Access Person must determine that the: information is public before trading or recommending trading on the basis of such information or before divulging such information to any person who is not an employee of the Advisor or a party to the transaction. As a rule, one should be able to point to some fact to show that the information is generally available; for example, its announcement on the broad tape or by Reuters, The Wall Street Journal or trade publications. If the Access Person has any question at all as to whether the information is material or whether it is inside and not public, he or she must resolve the question or questions before trading, recommending trading or divulging the information. If any doubt at all remains, the Access Person must consult with the Chief Compliance Officer.

10. Gifts - Investment Personnel

Investment Personnel shall not receive any gift or other thing or more than de minimis value from any person or entity that does business with or on behalf of the Fund. For purposes of this Code, "more than de minimis value" shall mean any gift in excess of a value of $100 per year.

11.

Services as a Director in a Publicly Traded Company

Access Persons shall not serve on the boards of directors of publicly traded companies, absent prior authorization by the Fund's Board of Directors, based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. When such authorization is provided, the Investment Personnel serving as a director will be isolated from making investment decisions with respect to the pertinent company through "Chinese Wall" or other procedures.

12.

Compliance Review

A. The Chief Compliance Officer will maintain a list of all Access Persons, will provide each Access Person with a copy of this Code upon request, and will notify each Access Person in writing that such person is an Access Person. Once a person has been so identified, he or she shall continue to be an Access Person until otherwise notified in writing by the Chief Compliance Officer, provided however, if such person IS an Access Person solely because he or she is a Director, such person shall cease to be an Access Person at the time such person ceases to be a Director.

B. The Chief Compliance Officer or his designate shall review all personal holdings reports submitted by each Access Person, including confirmations of personal securities transactions, to ensure that no trading has taken place in violation of Rule 17j-l or the Code. ln addition, the Chief Compliance Officer shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of the Fund to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional information regarding the transaction in question. The Chief Compliance Officer shall maintain a list of personnel responsible for reviewing transaction and personal holdings reports.

13.

Sanctions

Any violation of this Code shall be reported on a quarterly basis to the Board of Directors of the Fund or the Advisor, as the case may be, in accordance with Section 14 of the Code. The Board of Directors of the Fund or the Advisor, as the case may be, may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of employment of the Access Person or a request for disgorgement of any profits received from a securities transaction done in violation of this Code.

·

14. Board of Directors Annual Review

Annually, the Fund's Board of Directors shall receive a written report containing the following:

A. a copy of the existing Code of Ethics from the Chief Compliance Officer;

B. a report completed by the Chief Compliance Officer identifying any issues arising under the Code, including any material violations of the Code during the past year and sanctions imposed in response to such material violations of the Code;

C. A list of recommendations, if any, to change the existing Code of Ethics based upon experience, evolving industry practices or developments in applicable laws or regulations.

15. Fund Board of Directors Annual Approval

Annually, the Board of Directors, including a majority of the Disinterested Directors of the Board, shall approve this Code and any material change to the Code. The Board of Directors shall approve any material change to this Code however, that before approving this Code or any amendment(s) to this Code, the Board shall have received a certification from the Fund and Advisor that the Fund and the Advisor have adopted procedures reasonably necessary to prevent Access Persons of the Fund or the Advisor from violating the Code.

16.

Principal Underwriter

At least annually, each principal underwriter of the Fund must submit a copy of their Code of Ethics to the Chief Compliance Officer, provided however, that such copy shall not be required to be submitted, if the principal underwriter is an Affiliate of the Fund or the Advisor or if any of1icer, director, or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or the Advisor.

17.

Recordkeeping

This Code, a list of all persons required to make reports hereunder from time to time, a copy of each report made by an Access Person hereunder, a list of all persons responsible for reviewing the reports required hereunder, a record of any decision and the reasons supporting the decision to approve any acquisition or sale by Access Persons of securities in an IPO or limited offering, each memorandum made by the Chief Compliance Officer hereunder and a record of any violations hereof and any sanctions imposed in response to any material violations of the Code shall be maintained by the Fund us required under the Rule.

MP 63 Fund,

Addendum to the Code of Ethics Regarding Buying and

Selling of Equities by Affiliated Persons

As of this date, the MP 63 Fund requires affiliated individuals to get preclearance from the Chief Compliance Officer for any purchases/sales or any transactions that involve a security that is owned by the fund if the transaction involves more than 5000 shares.

All affiliated individuals can trade in stocks that are not owned by the fund at their own discretion.

______/s_____________

Leonard Barenboim

Appendix A to MP63 Fund Code of Ethics

1940 Act Rule 17j-1

§ 270.17j-1 Personal investment activities of investment company personnel.

(a)Definitions. For purposes of this section:

(1) Access person means:

(i) Any Advisory Person of a Fund or of a Fund's investment Advisor. If an investment Advisor's primary business is advising Funds or other advisory clients, all of the investment Advisor's directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment Advisor. All of a Fund's directors, officers, and general partners are presumed to be Access Persons of the Fund.

(ii) Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

(2) Advisory person of a Fund or of a Fund's investment Advisor means:

(i) Any director, officer, general partner or employee of the Fund or investment Advisor (or of any company in a control relationship to the Fund or investment Advisor) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii) Any natural person in a control relationship to the Fund or investment Advisor who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

(3)Control has the same meaning as in section 2(a)(9) of the Act [ 15 U.S.C. 80a-2(a)(9)].

(4)Covered security means a security as defined in section 2(a)(36) of the Act [ 15 U.S.C. 80a-2(a)(36)], except that it does not include:

(i) Direct obligations of the Government of the United States;

(ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and

(iii) Shares issued by open-end Funds.

(5) Fund means an investment company registered under the Investment Company Act.

(6) An Initial public offering means an offering of securities registered under the Securities Act of 1933 [ 15 U.S.C. 77a], the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 [ 15 U.S.C. 78m or 78o(d)].

(7) Investment personnel of a Fund or of a Fund's investment Advisor means:

(i) Any employee of the Fund or investment Advisor (or of any company in a control relationship to the Fund or investment Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

(ii) Any natural person who controls the Fund or investment Advisor and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(9) Purchase or sale of a covered security includes, among other things, the writing of an option to purchase or sell a Covered Security.

(10) Security held or to be acquired by a Fund means:

(i) Any Covered Security which, within the most recent 15 days:

(A) Is or has been held by the Fund; or

(B) Is being or has been considered by the Fund or its investment Advisor for purchase by the Fund; and

(ii) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a)(10)(i) of this section.

(11) Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(b)Unlawful actions. It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment Advisor of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

(1) To employ any device, scheme or artifice to defraud the Fund;

(2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4) To engage in any manipulative practice with respect to the Fund.

(c)Code of Ethics -

(1) Adoption and approval of Code of Ethics.

(i) Every Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and each investment Advisor of and principal underwriter for the Fund, must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by paragraph (b) of this section.

(ii) The board of directors of a Fund, including a majority of directors who are not interested persons, must approve the code of ethics of the Fund, the code of ethics of each investment Advisor and principal underwriter of the Fund, and any material changes to these codes. The board must base its approval of a code and any material changes to the code on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by paragraph (b) of this section. Before approving a code of a Fund, investment Advisor or principal underwriter or any amendment to the code, the board of directors must receive a certification from the Fund, investment Advisor or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Fund's, investment Advisor's or principal underwriter's code of ethics. The Fund's board must approve the code of an investment Advisor or principal underwriter before initially retaining the services of the investment Advisor or principal underwriter. The Fund's board must approve a material change to a code no later than six months after adoption of the material change.

(iii) If a Fund is a unit investment trust, the Fund's principal underwriter or depositor must approve the Fund's code of ethics, as required by paragraph (c)(1)(ii) of this section. If the Fund has more than one principal underwriter or depositor, the principal underwriters and depositors may designate, in writing, which principal underwriter or depositor must conduct the approval required by paragraph (c)(1)(ii) of this section, if they obtain written consent from the designated principal underwriter or depositor.

(2)  Administration of Code of Ethics.

(i) The Fund, investment Advisor and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics.

(ii) No less frequently than annually, every Fund (other than a unit investment trust) and its investment Advisors and principal underwriters must furnish to the Fund's board of directors, and the board of directors must consider, a written report that:

(A) Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(B) Certifies that the Fund, investment Advisor or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

(3) Exception for principal underwriters. The requirements of paragraphs (c)(1) and (c)(2) of this section do not apply to any principal underwriter unless:

(i) The principal underwriter is an affiliated person of the Fund or of the Fund's investment Advisor; or

(ii) An officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or of the Fund's investment Advisor.

(d)Reporting requirements of access persons –

(1) Reports required. Unless excepted by paragraph (d)(2) of this section, every Access Person of a Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and every Access Person of an investment Advisor of or principal underwriter for the Fund, must report to that Fund, investment Advisor or principal underwriter:

(i)Initial holdings reports. No later than 10 days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

(A) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(B) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(C) The date that the report is submitted by the Access Person.

(ii)Quarterly transaction reports. No later than 30 days after the end of a calendar quarter, the following information:

(A) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

(1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3) The price of the Covered Security at which the transaction was effected;

(4) The name of the broker, dealer or bank with or through which the transaction was effected; and

(5) The date that the report is submitted by the Access Person.

(B) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(1) The name of the broker, dealer or bank with whom the Access Person established the account;

(2) The date the account was established; and

(3) The date that the report is submitted by the Access Person.

(iii) Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(A) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(B) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(C) The date that the report is submitted by the Access Person.

(2) Exceptions from reporting requirements.

(i) A person need not make a report under paragraph (d)(1) of this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(ii) A director of a Fund who is not an “interested person” of the Fund within the meaning of section 2(a)(19) of the Act [ 15 U.S.C. 80a-2(a)(19)], and who would be required to make a report solely by reason of being a Fund director, need not make:

(A) An initial holdings report under paragraph (d)(1)(i) of this section and an annual holdings report under paragraph (d)(1)(iii) of this section; and

(B) A quarterly transaction report under paragraph (d)(1)(ii) of this section, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment Advisor considered purchasing or selling the Covered Security.

(iii) An Access Person to a Fund's principal underwriter need not make a report to the principal underwriter under paragraph (d)(1) of this section if:

(A) The principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or any investment Advisor of the Fund; and

(B) The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment Advisor of the Fund.

(iv) An Access Person to an investment Advisor need not make a separate report to the investment Advisor under paragraph (d)(1) of this section to the extent the information in the report would duplicate information required to be recorded under § 275.204-2(a)(13) of this chapter.

(v) An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment Advisor or principal underwriter with respect to the Access Person in the time period required by paragraph (d)(1)(ii), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment Advisor or principal underwriter.

(vi) An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section with respect to transactions effected pursuant to an Automatic Investment Plan.

(3) Review of reports. Each Fund, investment Advisor and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must institute procedures by which appropriate management or compliance personnel review these reports.

(4) Notification of reporting obligation. Each Fund, investment Advisor and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

(5) Beneficial ownership. For purposes of this section, beneficial ownership is interpreted in the same manner as it would be under § 240.16a-1(a)(2) of this chapter in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 [ 15 U.S.C. 78p] and the rules and regulations thereunder. Any report required by paragraph (d) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

(e)Pre-approval of investments in IPOs and limited offerings. Investment Personnel of a Fund or its investment Advisor must obtain approval from the Fund or the Fund's investment Advisor before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

(f) Recordkeeping Requirements.

(1) Each Fund, investment Advisor and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this paragraph (f), and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(A) A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

(B) A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(C) A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports under paragraph (d)(2)(v) of this section, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D) A record of all persons, currently or within the past five years, who are or were required to make reports under paragraph (d) of this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

(E) A copy of each report required by paragraph (c)(2)(ii) of this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(2) A Fund or investment Advisor must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under paragraph (e), for at least five years after the end of the fiscal year in which the approval is granted.

[ 64 FR 46834, Aug. 27, 1999; 65 FR 12943, Mar. 10, 2000, as amended at 69 FR 41707, July 9, 2004; 76 FR 81806, Dec. 29, 2011; 81 FR 83554, Nov. 21, 2016]

Exhibit A.

April 10, 2020

Access Persons covered by this Code of Ethics

Vita Nelson –

President

Mario Medina –

treasurer and portfolio manager

Lee Nelson –

secretary

Leonard Barenboim –

chief compliance officer

Exhibit B.

Covered Officer Affirmation of Compliance

In accordance with Section IV of the Code of Ethics, the undersigned Covered Officer of MP63 Fund ( as defined by this Code) hereby affirms to the Board of Directors of MP63 Fund, Inc. that the Covered Officer has received, read, and understands the Code herein, and shall abide with all provisions of the Code hereof.

Date: ________________________

_____________________________

Covered Officer

Exhibit C.

Covered Officer Annual Affirmation

For the period March 1, 2019 to February 29, 2020

In accordance with Section IV of the Code of Ethics, the undersigned Covered Officer of MP63 Fund ( as defined by this Code) hereby affirms to the Board of Directors of MP63 Fund, Inc. that the Covered Officer has at all times during the period for which this affirmation is given, has complied with each of the requirements of the Code herein.

Date: ______________________

______________________________

Covered officer